EXHIBIT 99.1

Erwin, Graves & Associates Event Based Management Consulting	EG

2100 McKinney Avenue
Suite 900
Dallas TX 75201

214-932-6620 Office
214-932-6604 Fax
214-215-1327 Cell
March 23, 2005	Erwin.J@att.net

Joseph M. Grant
Chairman and CEO
Texas Capital Bancshares, Inc.
2100 McKinney Avenue, Suite 900
Dallas, Texas 75201

Dear Jody:

     This letter is to confirm our prior conversation where I communicated to you my decision not to stand for reelection to the Board of Directors of Texas Capital Bancshares or Texas Capital Bank, N.A. at the annual meeting in May.

     Therefore, please accept my resignation from the boards of these two companies simultaneous with the election of a new slate of directors on May 17, 2005. My resignation from the Directors Loan Committee and The Directors Human Resources Committee also is to be effective at that time.

     It has been a pleasure and a privilege for me to serve with you on this board during these past four years and to see the great strides you and your management team have made in the growth of this company. I’m proud to say I was a director during this time of extraordinary achievement, and hope I was of some assistance.

     1 will miss the regular association with my fellow board members, but I leave knowing that Texas Capital is in good hands with its board and management team.

Best regards,

James R. Erwin